Exhibit 10.19

                           LOAN AND SECURITY AGREEMENT

      THIS LOAN AND SECURITY AGREEMENT (this "Agreement") dated as of March 30, 2007 (the "Effective Date") between SILICON VALLEY BANK, a California corporation and with a loan production office located at 8020 Tower Crescent Drive, Suite 475, Vienna, Virginia 22182 ("SVB"), as agent (the "Agent"), and the Lenders listed on Schedule 1.1 thereof and otherwise party hereto, including without limitation, SVB and OXFORD FINANCE CORPORATION ("Oxford"), and PHARMATHENE, INC., a Delaware corporation ("Borrower"), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

      1 ACCOUNTING AND OTHER TERMS

      Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

      2 LOAN AND TERMS OF PAYMENT

      2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

      2.1.1 Growth Capital Facility.

            (a) Availability. Subject to the terms and conditions of this Agreement, on the Effective Date, Lenders agree, severally and not jointly, to make one (1) loan (the "Growth Capital Loan") available to Borrower in an amount up to the Growth Capital Loan Amount, according to each Lender's pro-rata share of the Growth Capital Loan Amount (based upon the respective Commitment Percentage of each Lender). When repaid, the Growth Capital Loan may not be re-borrowed.

            (b) Interest Payments. Commencing on the first Payment Date of the month following the month in which the Funding Date occurs, Borrower shall make monthly payments of interest at the rate set forth in Section 2.2(a).

            (c) Repayment. Commencing on October 1, 2007 (the first Payment Date which is six (6) months from the Effective Date) (the "Amortization Date"), and continuing on the Payment Date of each month thereafter, the Growth Capital Loan shall be repaid, in advance, in (i) thirty (30) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a). The final payment of all unpaid principal and accrued interest is due and payable in full on the Growth Capital Loan Maturity Date.

      2.2 Payment of Interest on the Credit Extensions.

            (a) Interest Rate. Subject to Section 2.2(b), the principal amount outstanding under the Growth Capital Loan shall accrue interest at a fixed per annum rate equal to the Basic Rate, determined by Agent as of the Effective Date, which interest shall be payable monthly in accordance with Section 2.2.(e).

            (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto (the "Default Rate"). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent.

            (c) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

            (d) Debit of Accounts. Agent may debit any of Borrower's deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lenders when due. These debits shall not constitute a set-off.

            (e) Payments. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

            (f) Permitted Prepayment. Borrower may not make any partial prepayments of principal hereunder at any time prior to the Amortization Date. At any time after the Amortization Date, so long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Growth Capital Loan advanced by Lenders under this Agreement, provided Borrower (i) delivers written notice to Agent of its election to prepay the Growth Capital Loan at least five (5) days prior to such prepayment, and (ii) pays, on the date of such prepayment: (x) all outstanding principal plus accrued and unpaid interest, (y) the Prepayment Fee, and (z) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

      2.3 Fees. Borrower shall pay to Agent:

            (a) Commitment Fee. A fully earned, non-refundable commitment fee of Fifty Thousand Dollars ($50,000.00) to be shared between the Lenders pursuant to their respective Commitment Percentages on the Effective Date.

            (b) Good Faith Deposit. Borrower has paid to Agent, prior to the Effective Date, a good faith deposit of Twenty-Five Thousand Dollars ($25,000.00) (the "Good Faith Deposit") to initiate Lenders' due diligence review process, and such amounts shall be applied towards the Commitment Fee as set forth in 2.3(a) hereof.

            (c) Prepayment Fee. The Prepayment Fee, when due hereunder; and

            (d) Lenders' Expenses. All Lenders' Expenses (including reasonable attorneys' fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

      2.4 Additional Costs. If any new law or regulation increases Lender's costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Agent notifies Borrower of such increased costs. Each Lender agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with such Lender's customary practice.

      3 CONDITIONS OF LOANS

      3.1 Conditions Precedent to Initial Credit Extension. Each Lender's obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or shall have delivered, in form and substance satisfactory to Lenders, such documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate, including, without limitation:

            (a) duly executed original signatures to the Loan Documents to which Borrower is a party;

            (b) duly executed original signatures to the Control Agreement[s];

            (c) Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

            (d) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

            (e) Agent shall have received certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

            (f) a legal opinion of Borrower's and Guarantor's counsel dated as of the Effective Date together with the duly executed original signatures thereto;

            (g) Borrower shall have delivered the duly executed original signatures to the Guaranty, together with the completed Borrowing Resolutions for Guarantor;

            (h) Borrower shall deliver the Guarantor's duly executed original signatures to the movable Hypothec;

            (i) duly executed Subordination Agreements executed by the holders of Subordinated Debt in favor of Agent, for the ratable benefit of the Lenders;

            (j) evidence satisfactory to Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Agent, for the ratable benefit of the Lenders; and

            (k) payment of the fees and Lenders' Expenses then due as specified in Section 2.3 hereof.

      3.2 Conditions Precedent to all Credit Extensions. The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following:

            (a) timely receipt of an executed Payment/Advance Form;

            (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

            (c) in such Lender's sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor has there been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent.

      3.3 Covenant to Deliver. Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Agent of any such item shall not constitute a waiver by Lenders of Borrower's obligation to deliver such item, and any such extension in the absence of a required item shall be in Agent's sole discretion.

      4 CREATION OF SECURITY INTEREST

      4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens). If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof (and further details as may be required by Agent) and grant to Agent, for the ratable benefit of the Lenders, and to each Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

      If this Agreement is terminated, Agent's and each Lender's Lien in the Collateral shall continue until the Obligations are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as the Lenders' obligation to make Credit Extensions has terminated, the Agent, and if appropriate, each Lender shall, at Borrower's sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

      4.2 Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent's and each Lender's interest or rights hereunder, including a notice that any disposition of the Collateral, except as permitted hereunder, by either Borrower or any other Person, shall be deemed to violate the rights of the Agent and the Lenders under the Code.

      5 REPRESENTATIONS AND WARRANTIES

            Borrower represents and warrants as follows:

      5.1 Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower's business. In connection with this Agreement, Borrower has delivered to Agent a completed perfection certificate signed by Borrower (the "Perfection Certificate"). Borrower represents and warrants that (a) Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower's organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower's place of business, or, if more than one, its chief executive office as well as Borrower's mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower's organizational identification number.

      The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower's organizational documents, except to the extent that any such conflict has been waived or otherwise resolved simultaneous with entering into this Agreement, (ii) contravene, conflict with, constitute a default under or violate any Requirement of Law in any material respect, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected,
(iv) require any action by, filing, registration, or qualification with, or

Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower is bound, except to the extent that any such event of default has been waived or otherwise resolved simultaneous with entering into this Agreement . Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower's business.

      5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Agent, the deposit accounts, if any, described in the Perfection Certificate, or of which Borrower has given Agent notice and taken such actions as are necessary to give Agent a perfected security interest therein.

      The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Agent notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Agent and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Agent.

      Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is a licensee that (a) prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Agent's right to sell any Collateral. Borrower shall provide written notice to Agent within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower's business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed "Collateral" and for Agent and each Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or, whether now existing or entered into in the future, and (y) Agent shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent's rights and remedies under this Agreement and the other Loan Documents.

      5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000.00).

      5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present, in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Agent.

      5.5 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

      5.6 Regulatory Compliance. Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower's or any of its Subsidiaries' properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

      5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments and its Subsidiary.

      5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a "Permitted Lien". Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

      5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to fund its general business requirements and not for personal, family, household or agricultural purposes.

      5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

      6 AFFIRMATIVE COVENANTS

      Borrower shall do all of the following:

      6.1 Government Compliance.

            (a) Maintain its and all its Subsidiaries' legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower's business.

            (b) Use commercially reasonably efforts to obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent for the ratable benefit of the Lenders, in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

      6.2 Financial Statements, Reports, Certificates. Deliver to Agent: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; (iii) as soon as available, but no later than forty-five (45) days after the last day of Borrower's fiscal year, Borrower's financial projections for current fiscal year as approved by Borrower's Board of Directors; (iv) within ten (10) days of delivery, copies of all statements, reports and notices made generally available to Borrower's security holders or to any holders of Subordinated Debt in such capacity; (v) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower's or another website on the Internet;
(vi) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Thousand Dollars ($200,000) or more; and
(vii) other financial information reasonably requested by Agent.

      6.3 Inventory; Returns. Returns and allowances between Borrower and its Account Debtors shall follow Borrower's customary practices as they exist at the Effective Date. Borrower must promptly notify Agent of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

      6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

      6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower's industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent. All property policies shall have a lender's loss payable endorsement showing Agent as lender loss payee and waive subrogation against Agent, and all liability policies shall show, or have endorsements showing, the Agent, as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Agent at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Agent's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Agent's option, be payable to Agent on behalf of the Lenders on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $500,000 with respect to any loss, but not exceeding $500,000, in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent and Lenders have been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

      6.6 Operating Accounts.

            (a) Maintain its primary operating accounts with Agent and Agent's affiliates.

            (b) Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Agent or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Agent) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent's Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's employees and identified to Agent by Borrower as such.

      6.7 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of the intellectual property material to Borrower's business; (b) promptly advise Agent in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower's business to be abandoned, forfeited or dedicated to the public without Agent's written consent.

      6.8 SPAC Closing. In the event that the SPAC Closing has not occurred prior to August 3, 2007, the Borrower shall deliver to Agent, on or before August 31, 2007, the Additional Closing Documents, each in form and substance acceptable to the Lenders, at Borrower's sole cost and expense.

      6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to Borrower.

      6.10 Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent's and Lenders' Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

      6.10 Notices of Litigation and Default. Borrower will give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to have a material adverse effect with respect to Borrower. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

      7 NEGATIVE COVENANTS

      Borrower shall not do any of the following without Agent's prior written consent:

      7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; and (c) in connection with Permitted Joint Ventures, Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property, of Borrower or its Subsidiaries in the ordinary course of business.

      7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) if the Key Person ceases to hold such office with Borrower and a replacement reasonably satisfactory to Lenders is not made within 90 days thereafter, or
(ii) except in connection with the SPAC Closing, enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction or immediately after the SPAC Closing, own more than 40% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies to Agent the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower's assets or property), (2) change its jurisdiction of organization,
(3) change its organizational structure or type, (4) change its legal name, or
(5) change any organizational number (if any) assigned by its jurisdiction of organization.

      7.3 Mergers or Acquisitions. Except in connection with the SPAC Closing or a Permitted Acquisition, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

      7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

      7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower's or any Subsidiary's intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of "Permitted Liens" herein.

      7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

      7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

      7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

      7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the principal amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

      7.10 Compliance. Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

      8 EVENTS OF DEFAULT

      Any one of the following shall constitute an event of default (an "Event of Default") under this Agreement:

      8.1 Payment Default. Borrower fails to make any payment of principal or interest on any Credit Extension on its due date, or pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Growth Capital Loan Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

      8.2 Covenant Default.

            (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, or violates any covenant in Section 7; or

            (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

      8.3 Material Adverse Change. A Material Adverse Change occurs;

      8.4 Attachment. (a) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower, or of any entity under control of Borrower (including a Subsidiary), on deposit with the Lenders and/or Agent or an Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of Fifty Thousand Dollars ($50,000.00) becomes a Lien on any of Borrower's assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

      8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

      8.6 Other Agreements. There is a default which remains uncured in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties (other than any agreement relating to the Subordinated Debt), whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could have a material adverse effect on Borrower's or Guarantor's business.

      8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

      8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or Lenders or to induce Agent and/or Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

      8.9 Intentionally Deleted.

      8.10 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term.

      8.11 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect and is not restored within three
(3) Business Days thereafter; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations within any applicable period of grace or cure, if any; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor that can be cured, has failed to be cured within three (3) Business Days after the occurrence thereof;
(d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) a material impairment in the perfection or priority of Bank's Lien in the collateral provided by Guarantor or in the value of such collateral.

      9 RIGHTS AND REMEDIES

      9.1 Rights and Remedies. While an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:

            (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or Lenders);

            (b) stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Agent and/or Lenders;

            (c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent's and Lenders' security interest in such funds, and verify the amount of such account;

            (d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent's rights or remedies;

            (e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or Lenders owing to or for the credit or the account of Borrower;

            (f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Agent for the benefit of the Lenders;

            (g) place a "hold" on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

            (h) demand and receive possession of Borrower's Books; and

            (i) exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

      9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower's insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of Agent's and Lenders' security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Agent's foregoing appointment as Borrower's attorney in fact, and all of Agent's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Agent's and Lenders' obligation to provide Credit Extensions terminates.

      9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders' Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent's waiver of any Event of Default.

      9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Agent and/or each Lender may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as the Lenders shall determine in their sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. If Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

      9.5 Liability for Collateral. So long as the Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Agent and Lenders, the Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral;
(b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

      9.6 No Waiver; Remedies Cumulative. Agent's failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Agent and then is only effective for the specific instance and purpose for which it is given. Agent's rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent's exercise of one right or remedy is not an election, and Agent's waiver of any Event of Default is not a continuing waiver. Agent's delay in exercising any remedy is not a waiver, election, or acquiescence.

      9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

      9.8 Withholding. In the event any payments are received by Lenders from Borrower hereunder such payments will be made subject to applicable withholding for any taxes, levies, fees, deductions, withholding, restrictions or conditions of any nature whatsoever. Specifically, if at any time any governmental authority, applicable law, regulation or international agreement requires Borrower to make any such withholding or deduction from any such payment or other sum payment hereunder to the Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant governmental authority. Borrower will, upon request, furnish Lenders with proof satisfactory to Lenders indicating that Borrower has made such withholding payment provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section shall survive the termination of this Agreement.

      10 NOTICES

      All notices, consents, requests, approvals, demands, or other communication (collectively, "Communication") by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Either Agent, Lender or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

         If to Borrower:        PharmAthene, Inc.
                                175 Admiral Cochrane Drive, Suite 101
                                Annapolis, Maryland 21401
                                Attn:
                                Fax:
                                Email:

         If to Agent or SVB:    Silicon Valley Bank
                                8020 Tower Crescent Drive, Suite 475
                                Vienna, Virginia  22182
                                Attn: Ms. Megan Scheffel
                                Fax: (703) 356-7643
                                Email: mscheffel@svbank.com

         with a copy to:        Riemer & Braunstein LLP
                                Three Center Plaza
                                Boston, Massachusetts 02108
                                Attn: David A. Ephraim, Esquire
                                Fax: (617) 880-3456
                                Email: DEphraim@riemerlaw.com

         If to Oxford:          Oxford Finance Corporation
                                133 North Fairfax Street
                                Alexandria, Virginia 22314
                                Attention: Ms. Barbara Holmes
                                Fax: 703-519-5225
                                Email: bholmes@oxfordfinance.com

      11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

      Massachusetts law governs the Loan Documents (other than the Warrant) without regard to principles of conflicts of law. Borrower, Lenders and Agent each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent and Lenders. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in
Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower's actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

      TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, LENDER AND AGENT EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

      12 GENERAL PROVISIONS

      12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent's prior written consent (which may be granted or withheld in Agent's discretion). Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders' obligations, rights, and benefits under this Agreement and the other Loan Documents, including without limitation, an assignment to any Affiliate or any related party.

      12.2 Indemnification/Expenses. Borrower agrees to indemnify, defend and hold Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders harmless against: (a) all obligations, demands, claims, and liabilities (collectively, "Claims") asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders' Expenses incurred, or paid by Lenders and/or Agent from, following, or arising from transactions between Agent, and/or Lenders and Borrower (including reasonable attorneys' fees and expenses), except for Claims and/or losses directly caused by Agent's or Lenders' gross negligence or willful misconduct.

      12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

      12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

      12.5 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by Agent, Lenders and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

      12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

      12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

      12.8 Confidentiality. In handling any confidential information, Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lenders' and Agent's Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Agent shall use commercially reasonable efforts to obtain such prospective transferee's or purchaser's agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with an examination or audit; and (e) as Agent considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either:
(i) is in the public domain or in Lenders' and/or Agent's possession when disclosed to Lenders and/or Agent, or becomes part of the public domain after disclosure to Lenders and/or Agent; or (ii) is disclosed to Lenders and/or Agent by a third party, if Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.

      12.9 Right of Set Off. Borrower hereby grants to Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or Lenders or any entity under the control of Agent or Lenders (including an Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

      13 DEFINITIONS

      13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

      "Account" is any "account" as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

      "Account Debtor" is any "account debtor" as defined in the Code with such additions to such term as may hereafter be made.

      "Additional Closing Documents" shall mean the following documents, each in form and substance satisfactory to the Lenders:

      (a) Officer's Certificate with respect to incumbency and authorizing resolution;

      (b) Immovable Hypothec covering the real estate located at 320 Chemin St Georges, ST- Telephone (Quebec) J0P IYO and certain livestock;

      (c) Mortgage Filings;

      (d) Title Insurance;

      (e) Legal Opinion as to Authority/Enforceability; and

      (f) such other documents as the Lenders may reasonably request.

      "Affiliate" of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

      "Agent" means, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

      "Agreement" is defined in the preamble hereof.

      "Amortization Date" is defined in Section 2.1.1(c).

      "Basic Rate" is the per annum rate of interest (based on a year of 360 days) equal to the greater of:

      (i) 11.53%, and

      (ii) the sum of:

      (a) U.S. Treasury note yield to maturity for a term equal to the Treasury Note Maturity as reported in Federal Reserve Statistical Release H.15- Selected Interest Rates under the heading "U.S. Government Securities/Treasury Constant Maturities" on November 13, 2006, plus

      (b) the Loan Margin. In the event Release H.15 is no longer published, Agent shall select a comparable publication to determine the U.S. Treasury note yield to maturity.

      "Borrower" is defined in the preamble hereof.

      "Borrower's Books" are all Borrower's books and records including ledgers, federal and state tax returns, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

      "Borrowing Resolutions" are, with respect to any Person, those resolutions adopted by such Person's Board of Directors and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.

      "Business Day" is any day that is not a Saturday, Sunday or a day on which Agent is closed.

      "Cash Burn" is the average net reduction in Borrower's operating cash position for the three (3) prior months.

      "Cash Equivalents" are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., and (c) SVB's certificates of deposit issued maturing no more than one (1) year after issue.

      "Claims" are defined in Section 12.2.

      "Code" is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent's and Lenders' Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

      "Collateral" is any and all properties, rights and assets of Borrower described on Exhibit A.

      "Collateral Account" is any Deposit Account, Securities Account, or Commodity Account of the Borrower.

      "Commitment Percentage" is set forth in Schedule 1.1, as amended from time to time.

      "Commodity Account" is any "commodity account" as defined in the Code with such additions to such term as may hereafter be made.

      "Communication" is defined in Section 10.

      "Compliance Certificate" is that certain certificate in the form attached hereto as Exhibit C.

      "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

      "Control Agreement" is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

      "Credit Extension" is the Growth Capital Loan or any other extension of credit by Agent or Lenders for Borrower's benefit.

      "Default" is any event which with notice or passage of time or both, would constitute an Event of Default.

      "Default Rate" is defined in Section 2.2.(b).

      "Deposit Account" is any "deposit account" as defined in the Code with such additions to such term as may hereafter be made.

      "Designated Deposit Account" is Borrower's deposit account, account number 3300413584, maintained with SVB.

      "Dollars," "dollars" and "$" each mean lawful money of the United States.

      "Effective Date" is defined in the preamble of this Agreement.

      "Equipment" is all "equipment" as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

      "ERISA" is the Employee Retirement Income Security Act of 1974, and its regulations.

      "Event of Default" is defined in Section 8.

      "Funding Date" is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

      "GAAP" is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

      "General Intangibles" is all "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

      "Governmental Approval" is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

      "Governmental Authority" is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization

      "Growth Capital Loan" is a loan made by Lenders pursuant to the terms of
Section 2.1.1(a) hereof.

      "Growth Capital Loan Amount" is an amount equal to Ten Million Dollars ($10,000,000.00).

      "Growth Capital Loan Maturity Date" is, for the Growth Capital Loan, the Payment Date which is the twenty-ninth (29) month after the Amortization Date.

      "Guarantor" is any present or future guarantor of the Obligations, including PharmAthene Canada, Inc.

      "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

      "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief..

      "Inventory" is all "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

      "Investment" is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

      "Key Person" is the Borrower's Chief Executive Officer, who is David Wright, as of the Effective Date.

      "Lender" is any one of the Lenders.

      "Lenders" shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

      "Lenders' Expenses" are all audit fees and expenses, costs, and expenses (including reasonable attorneys' fees and expenses) for preparing, amending, negotiating, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

      "Lien" is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

      "Loan Documents" are, collectively, this Agreement, the Warrant, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Lenders and Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

      "Loan Margin" is 675 basis points.

      "Material Adverse Change" is (a) a material impairment in the perfection or priority of Lenders' Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and the Guarantor taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

      "Obligations" are Borrower's obligation to pay when due any debts, principal, interest, Lenders' Expenses, Prepayment Fees, and other amounts Borrower owes Lenders now or later, whether under this Agreement, the Loan Documents, or including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to Lenders and/or Agent, and the performance of Borrower's duties under the Loan Documents.

      "Operating Documents" are, for any Person, such Person's formation documents, as certified with the Secretary of State of such Person's state of formation on a date that is no earlier than 30 days prior to the Effective Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

      "Payment/Advance Form" is that certain form attached hereto as Exhibit B.

      "Payment Date" is the first day of each calendar month.

      "Perfection Certificate" is defined in Section 5.1.

      "Permitted Acquisitions" are the acquisitions of the stock or assets of a Person ("Transactions"), where (a) the total cash consideration (inclusive of the assumption of Indebtedness) for all such Transactions does not exceed: (i) prior to the occurrence of the SPAC Closing, $500,000.00, in the aggregate (inclusive of the cash component set forth in the definition of Permitted Joint Ventures), and (ii) after the occurrence of the SPAC Closing, $5,000,000.00, in the aggregate, provided that, upon and immediately after the consummation of any such Transactions, Borrower shall have the lesser of :(x) unrestricted and unencumbered cash in an amount equal to or greater than $10,000,000, or (y) four
(4) times the amount of Borrower's Cash Burn; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the Transactions; and (c) Borrower is the surviving legal entity.

      "Permitted Indebtedness" is:

      (a) Borrower's Indebtedness to Lenders and Agent under this Agreement and the other Loan Documents;

      (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

      (c) Subordinated Debt;

      (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

      (e) Indebtedness secured by Permitted Liens; and

      (f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

      "Permitted Investments" are:

      (a) Investments shown on the Perfection Certificate and existing on the Effective Date;

      (b) Permitted Acquisitions;

      (c) Permitted Joint Ventures; and

      (d) Cash Equivalents.

      "Permitted Joint Ventures" are joint ventures, co-development arrangements, licensing transactions pursuant to which the Borrower licenses technology from a third party on an exclusive or non-exclusive basis or other strategic alliances in the ordinary course of Borrower's business consisting of the licensing of technology (except that if any technology is licensed out by the Borrower, it will be on a non-exclusive basis, except for exclusive licenses for less than all or substantially all of the Borrower's intellectual property, provided that each such license is in the ordinary course of business, and further provided such licenses are limited to specific fields of use and/or products), the development of technology or the providing of technical support, provided that any cash investments by Borrower in connection with all Permitted Joint Ventures do not exceed $500,000.00 in the aggregate in any fiscal year (inclusive of the cash component set forth in the definition of "Permitted Acquisitions"). Notwithstanding the foregoing, cash investments which are contractually required to be reimbursed within 30 shall not be included for purposes of calculation hereunder.

      "Permitted Liens" are:

      (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

      (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended , and the Treasury Regulations adopted thereunder;

      (c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

      (d) pledges or deposits in the ordinary course of business in connection with workers' compensation, health and safety, employment or unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or other applicable Canadian employee benefit or tax legislation;

      (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

      (f) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest;

      (g) non-exclusive license of intellectual property granted to third parties in the ordinary course of business; and

      (h) servitudes, easements, rights of way and similar encumbrances imposed by applicable law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, and similar restriction.

      "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

      "Prepayment Fee" shall be an amount equal to :

            (i) for a prepayment made after the Amortization Date and on or prior to March 30, 2008, five percent (5.0%) of the principal amount of the Growth Capital Loan prepaid; or

            (ii) for a prepayment made after March 30, 2008, and on or prior to March 22, 2009, four percent (4.0%) of the principal amount of the Growth Capital Loan prepaid; and

            (iii) for a prepayment made after March 30, 2009, and on or prior to the Growth Capital Loan Maturity Date, two percent (2.0%) of the principal amount of the Growth Capital Loan prepaid.

      "Registered Organization" is any "registered organization" as defined in the Code with such additions to such term as may hereafter be made

      "Requirement of Law" is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Responsible Officer" is any of the Chief Executive Officer, President, Chief Financial Officer of Borrower.

      "Securities Account" is any "securities account" as defined in the Code with such additions to such term as may hereafter be made.

      "SPAC" means Special Purpose Acquisition Companies.

      "SPAC Closing" means the raising of at least Sixty-Five Million ($65,000,000.00) through a SPAC traded on the American Stock Exchange.

      "Subordinated Debt" is indebtedness incurred by Borrower subordinated to Borrower's indebtedness to Lenders in the manner and to the extent set forth in a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and Lenders entered into between Agent, the Borrower and the other creditor, on terms acceptable to Agent and Lenders.

      "Subsidiary" means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

      "Transfer" is defined in Section 7.1.

      "Treasury Note Maturity" is thirty six (36) months.

      "Warrant" is that certain Warrants to Purchase Stock dated as of the Effective Date executed by Borrower in favor of each Lender.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

PHARMATHENE, INC.


By /s/ David P. Wright
   ------------------------------------------
Name: David P. Wright
Title: President and CEO

LENDERS:

SILICON VALLEY BANK, as Agent and as a Lender


By /s/ Megan Scheffel
   ------------------------------------------
Name: Megan Scheffel
Title: Director

OXFORD FINANCE CORPORATION, as a Lender


By /s/ N.J. Altenburger
   ------------------------------------------
Name: N.J. Altenburger
Title: CFO

                                  SCHEDULE 1.1

                             LENDERS AND COMMITMENTS

--------------------------------------------------------------------------------
          Lender                     Commitment            Commitment Percentage
--------------------------------------------------------------------------------
    Silicon Valley Bank             $5,000,000.00                 50.00%
--------------------------------------------------------------------------------
Oxford Finance Corporation          $5,000,000.00                 50.00%
--------------------------------------------------------------------------------
           TOTAL                   $10,000,000.00                 100.00%
--------------------------------------------------------------------------------

                                    EXHIBIT A

The Collateral consists of all of Borrower's right, title and interest in and to the following personal property:

      All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

      All Borrower's Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

      Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, licenses for the use of patent rights of a third party, with respect to which license Borrower is the licensee, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

      Pursuant to the terms of a certain negative pledge arrangement with Agent and Lenders, except as may be permitted hereunder, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, licenses agreements solely for the use of patent rights of a third party, with respect to which license Borrower is the licensee, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Agent's prior written consent.

                                    EXHIBIT B

                        Loan Payment/Advance Request Form

DEADLINE IS NOON E.S.T.*

Fax To:                                              Date: _____________________

----------------------------------------------------------------------------------------------------------------------
LOAN PAYMENT:

                                                 PHARMATHENE, INC.

From Account #________________________________       To Account #_________________________________________________
                    (Deposit Account #)                                           (Loan Account #)

Principal $____________________________________      and/or Interest $____________________________________________

Authorized Signature: ___________________________    Phone Number: _______________________________________________

Print Name/Title: _______________________________
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________       To Account #_________________________________________________
                     (Loan Account #)                                          (Deposit Account #)

Amount of Advance $___________________________

All Borrower's representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature: ___________________________    Phone Number: _______________________________________________

Print Name/Title: _______________________________
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired. Deadline for same day processing is noon, E.S.T.

Beneficiary Name: ______________________________     Amount of Wire: $ ___________________________________________

Beneficiary Lender: ____________________________     Account Number: _____________________________________________

City and State: ________________________________

Beneficiary Lender Transit (ABA) #: ____________     Beneficiary Lender Code (Swift, Sort, Chip, etc.): __________
                                                              (For International Wire Only)

Intermediary Lender: ___________________________     Transit (ABA) #: ____________________________________________

For Further Credit to: ___________________________________________________________________________________________

Special Instruction: _____________________________________________________________________________________________

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: __________________________     2nd Signature (if required): ________________________________

Print Name/Title: ______________________________     Print Name/Title: ___________________________________________

Telephone #: ___________________________________     Telephone #: ________________________________________________
----------------------------------------------------------------------------------------------------------------------

----------
* Unless otherwise provided for an Advance bearing interest at LIBOR.